Exhibit 99.1

Shake Shack Announces First Quarter 2018 Financial Results
- Total Revenue Grew 29.1% to $99.1 Million -
- System-wide Year-Over-Year Unit Growth of 32% -
- Same-Shack Sales Increased 1.7% -

NEW YORK, NY (Business Wire) — May 3, 2018 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the first quarter ended March 28, 2018, a period that included 13 weeks.
Financial Highlights for the First Quarter 2018:

▪	Total revenue increased 29.1% to $99.1 million.

▪	Shack sales increased 29.6% to $96.1 million.

▪	Same-Shack sales increased 1.7%.

▪	Operating income increased 15.7% to $6.5 million, or 6.6% of total revenue.

▪	Shack-level operating profit*, a non-GAAP measure, increased 28.5% to $24.0 million, or 25.0% of Shack sales.

▪	Net income increased 28.9% to $5.0 million and net income attributable to Shake Shack Inc. was $3.5 million, or $0.13 per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 32.8% to $16.2 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 54.0% to $5.7 million, or $0.15 per fully exchanged and diluted share.

▪	Nine system-wide Shack openings, comprising five domestic company-operated Shacks and four licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “2018 is off to a strong start as we built upon our fourth quarter momentum, reporting another quarter of robust top and bottom-line growth. We delivered year over year revenue growth of approximately 29%, including a 1.7% increase in same-Shack sales and grew adjusted EBITDA by over 30%. These results were supported by the continued evolution of our digital initiatives and the strength of new and existing Shacks as we executed on our development plans."
Garutti concluded, "Our team is executing the plan to open 32 to 35 new domestic company-operated Shacks in 2018, our biggest year of openings to date. Our domestic pipeline is stronger than ever as we build towards our goal of 200 domestic company-operated Shacks by the end of 2020 and our long-term target of 450. We expect 16 to 18 net new licensed Shacks for the year, with a focus on Asia including our first Shack in Hong Kong which opened on May 1st . Additionally, we are committed to digital innovation to better connect with our guests, delivering ongoing menu innovation, and investing in our people and infrastructure to execute on the significant long-term opportunity ahead."

Development Highlights
During the quarter, the Company opened five domestic company-operated Shacks, including its first Shack in the RINo District in downtown Denver, as well as additional Shacks in the existing markets of Houston, LA, South Florida and New Jersey. The Company also opened four international licensed Shacks; one in each of Saudi Arabia, South Korea and two in Japan.

Location	Type	Opening Date
Riyadh, KSA — Riyadh Gallery	International Licensed	January 4
Incheon, South Korea — Incheon Airport	International Licensed	January 18
Tokyo, Japan — Tokyo Dome	International Licensed	February 1
Tokyo, Japan — Futako Tamagawa	International Licensed	February 28
Houston, TX — Rice Village	Domestic Company-Operated	February 28
Los Angeles, CA — Downtown LA	Domestic Company-Operated	March 9
Rino Denver, CO — RiNo	Domestic Company-Operated	March 21
Marlton, NJ — Marlton Common	Domestic Company-Operated	March 22
Aventura, FL — Aventura Mall	Domestic Company-Operated	March 23
Subsequent to the end of the quarter, the Company opened its first Shack in Charlotte, North Carolina and its first Shack in Hong Kong at the IFC Mall.
First Quarter 2018 Review
Total revenue, which includes Shack sales and licensing revenue, increased 29.1% to $99.1 million in the first quarter of 2018, from $76.7 million in the first quarter of 2017. Shack sales for the first quarter of 2018 were $96.1 million compared to $74.2 million in the same quarter last year, an increase of $21.9 million, or 29.6%, due primarily to the opening of 24 new domestic company-operated Shacks, as well as same-Shack sales growth. Licensing revenue for the first quarter was $3.0 million, an increase of 16.7% from $2.6 million in the same quarter last year, due primarily to the opening of new licensed Shacks, and the strong performance of the Company's newer Shacks in South Korea and Japan, balanced by continued softness in the Middle East.
Same-Shack sales increased 1.7% for the first quarter of 2018 versus a 2.5% decline in the first quarter last year. The increase in same-Shack sales, consisted of a combined increase in price and sales mix of 5.9% offset by a 4.2% decrease in guest traffic. Excluding all transactions associated with the free burger promotion in the prior year, same-Shack sales would have been 2.1% in the first quarter with traffic declining by only 2.2%. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the first quarter of 2018, the comparable Shack base included 44 Shacks versus 32 Shacks for the first quarter of 2017.
Average weekly sales for domestic company-operated Shacks decreased to $81,000 for the first quarter of 2018 compared to $86,000 for the same quarter last year, primarily due to the addition of Shacks at lower volumes to the system.
Operating income increased 15.7% to $6.5 million for the first quarter of 2018 from $5.6 million in the same quarter last year. Operating income margins decreased 70 basis points to 6.6%. Shack-level operating profit, a non-GAAP measure, increased 28.5% to $24.0 million for the first quarter of 2018 from $18.7 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 20 basis points to 25.0%. These decreases were primarily due to increased labor and related expenses resulting from ongoing increases in minimum wages, prior year costs associated with the free burger promotion, offset in part by the menu price increase implemented at the end of the prior year. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $11.8 million for the first quarter of 2018 from $8.5 million in the same quarter last year. The increase was primarily due to the addition of headcount to support the Company's ongoing growth, technology development costs related to its digital products and costs associated with the Company's new Home Office. As a percentage of total revenue, general and administrative expenses increased to 11.9% for the first quarter of 2018 from 11.0% in the first quarter last year.
Net income attributable to Shake Shack Inc. was $3.5 million, or 3.5% of total revenue, for the first quarter of 2018, compared to $2.3 million, or 3.0% of total revenue, for the same period last year. Earnings per diluted share was $0.13 for the first quarter of 2018 compared to $0.09 for the same period last year.
Adjusted EBITDA, a non-GAAP measure, increased 32.8% to $16.2 million. As a percentage of total revenue, adjusted EBITDA margins increased approximately 40 basis points to 16.3% compared to 15.9% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, increased 54.0% to $5.7 million, or $0.15 per fully exchanged and diluted share during the first quarter of 2018, compared to $3.7 million, or $0.10 per fully exchanged and diluted share during the first quarter of 2017. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2018 Outlook
For the fiscal year ending December 26, 2018, the Company is providing the following financial outlook:

▪	Total revenue between $446 million and $450 million (vs. $444 million to $448 million).

▪	Licensing revenue to be between $12 million and $13 million.

▪	Same-Shack sales to be 0% to 1% year over year (vs. flat).

▪	Between 32 and 35 new domestic company-operated Shacks to be opened in fiscal 2018.

▪	Between 16 and 18 net new licensed Shacks to be opened in fiscal 2018.

▪	Average annual sales volume for total domestic company-operated Shacks is expected to be between $4.1 million and $4.2 million.

▪	Shack-level operating profit margin between 24.5% and 25.5%.

▪
General and administrative expenses between $49 million and $51 million, excluding approximately $4 to $6 million of costs related to Project Concrete, the Company's operational and financial systems upgrade initiative.

▪	Depreciation expense of approximately $32 million.

▪	Pre-opening costs of between $12 million and $13 million.

▪	Interest expense between $2.0 million and $2.2 million.

▪	Adjusted pro forma effective tax rate between 26% and 27%.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2018 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (800) 239-9838 or for international callers by dialing (323) 794-2551. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 7153908. The replay will be available until May 10, 2018.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.

“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top vienna beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 22 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2018, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2017 filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 28, 2018		March 29, 2017
Shack sales	$96,089	96.9%	$74,155	96.6%
Licensing revenue	3,027	3.1%	2,594	3.4%
TOTAL REVENUE	99,116	100.0%	76,749	100.0%
Shack-level operating expenses(1):
Food and paper costs	26,955	28.1%	21,174	28.6%
Labor and related expenses	26,687	27.8%	20,460	27.6%
Other operating expenses	10,759	11.2%	7,665	10.3%
Occupancy and related expenses	7,675	8.0%	6,176	8.3%
General and administrative expenses	11,809	11.9%	8,470	11.0%
Depreciation expense	6,498	6.6%	4,748	6.2%
Pre-opening costs	2,029	2.0%	2,415	3.1%
Loss on disposal of property and equipment	190	0.2%	13	—%
TOTAL EXPENSES	92,602	93.4%	71,121	92.7%
OPERATING INCOME	6,514	6.6%	5,628	7.3%
Other income, net	228	0.2%	195	0.3%
Interest expense	(565)	(0.6)%	(303)	(0.4)%
INCOME BEFORE INCOME TAXES	6,177	6.2%	5,520	7.2%
Income tax expense	1,198	1.2%	1,658	2.2%
NET INCOME	4,979	5.0%	3,862	5.0%
Less: net income attributable to non-controlling interests	1,471	1.5%	1,595	2.1%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$3,508	3.5%	$2,267	3.0%

Earnings per share of Class A common stock:
Basic	$0.13		$0.09
Diluted	$0.13		$0.09
Weighted-average shares of Class A common stock outstanding:
Basic	27,039		25,376
Diluted	27,822		25,955

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	March 28, 2018	December 27, 2017
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$26,624	$21,507
Marketable securities	$61,128	$63,036
Total assets	$500,294	$470,606
Total liabilities	$267,161	$246,127
Total equity	$233,133	$224,479

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 28, 2018	March 29, 2017
SELECTED OPERATING DATA:
Same-Shack sales growth	1.7%	(2.5)%
Shacks in the comparable base	44	32

Shack system-wide sales(1)	$146,233	$115,316

Average weekly sales
Domestic company-operated	$81	$86

Shack-level operating profit(2)	$24,013	$18,680
Shack-level operating profit margin(2)	25.0%	25.2%

Adjusted EBITDA(2)	$16,166	$12,172
Adjusted EBITDA margin(2)	16.3%	15.9%

Capital expenditures	$17,718	$13,132

Shack counts (at end of period):
System-wide	168	127
Domestic company-operated	95	71
Domestic licensed	10	7
International licensed	63	49

(1)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(2)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 28, 2018	March 29, 2017
Operating income	$6,514	$5,628
Less:
Licensing revenue	3,027	2,594
Add:
General and administrative expenses	11,809	8,470
Depreciation expense	6,498	4,748
Pre-opening costs	2,029	2,415
Loss on disposal of property and equipment	190	13
Shack-level operating profit	$24,013	$18,680

Total revenue	$99,116	$76,749
Less: licensing revenue	3,027	2,594
Shack sales	$96,089	$74,155

Shack-level operating profit margin	25.0%	25.2%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
(in thousands)	March 28, 2018	March 29, 2017
Net income	$4,979	$3,862
Depreciation expense	6,498	4,748
Interest expense, net	558	283
Income tax expense	1,198	1,658
EBITDA	13,233	10,551

Equity-based compensation	1,437	1,249
Deferred rent	69	225
Loss on disposal of property and equipment	190	13
Executive transition costs(1)	—	134
Project Concrete(2)	239	—
Costs related to relocation of Home Office(3)	998	—
ADJUSTED EBITDA	$16,166	$12,172

Adjusted EBITDA margin	16.3%	15.9%

(1)	Represents costs incurred in connection with the search for the Company's chief financial officer, including fees paid to an executive recruiting firm.
(2) Represents consulting and advisory fees related to the Company's operational and financial system upgrade initiative called Project Concrete.
(3) Costs incurred in connection with the Company's relocation to a new Home Office, which is comprised of: (i) $326 of duplicative non-cash deferred rent and (ii) $672 net loss on the sublease of the Company's prior Home Office, including the write-off of certain fixed assets.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended
(in thousands, except per share amounts)	March 28, 2018	March 29, 2017
Numerator:
Net income attributable to Shake Shack Inc.	$3,508	$2,267
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,471	1,595
Executive transition costs(2)	—	134
Project Concrete(3)	239	—
Costs related to relocation of Home Office(4)	998	—
Tax effect of change in tax basis related to the adoption of ASC 606	(311)	—
Income tax expense(5)	(246)	(321)
Adjusted pro forma net income	$5,659	$3,675

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	27,822	25,955
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	9,761	11,084
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,583	37,039

Adjusted pro forma earnings per fully exchanged share—diluted	$0.15	$0.10

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of non-controlling interests and the recognition of net income attributable to non-controlling interests.

(2)	Represents costs incurred in connection with the search for the Company's chief financial officer, including fees paid to an executive recruiting firm.
(3) Represents consulting and advisory fees related to the Company's operational and financial system upgrade initiative called Project Concrete.

(4) Costs incurred in connection with the Company's relocation to a new Home Office, which consists of: (i) $326 of duplicative non-cash deferred rent and (ii) $672 net loss on the sublease of the Company's prior Home Office, including the write-off of certain fixed assets.

(5)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 23.7% and 35.0% for the thirteen weeks ended March 28, 2018 and March 29, 2017, respectively. Amounts include provisions for U.S. federal and certain state and local income taxes, assuming the highest statutory rates apportioned to each applicable state and local jurisdiction.